Exhibit 5.1
                   DE MARTINO FINKELSTEIN ROSEN & VIRGA
           A Partnership Consisting of Professional Corporations
                      1818 N Street, N.W., Suite 400
                       Washington, D.C.  20036-2492

           Telephone (202) 659-0494 * Telecopier (202) 659-1290
                   E-Mail Address: Buslaw@mail.dfrv.com

Paula A. Argento
Neil R.E. Carr                                    NEW YORK OFFICE
Ralph V. De Martino                                   _____
Steven R. Finkelstein *                     90 Broad Street, Suite 1700
Caroline George                            New York, New York 10004-2205
B. Henry Perez                               Telephone (212) 363-2500
Keith H. Peterson *                          Telecopier (212) 363-2723
Jeffrey S. Rosen
Gerard A. Virga *
*Not Admitted To District Of Columbia Bar

                             December 4, 1998

Board Of Directors
I-Link Incorporated
13751 S. Wadsworth Park Drive
Suite 200
Draper, Utah  84020

     Re:  Registration Statement On Form S-3

Gentlemen:

     We have acted as counsel to I-Link Incorporated, a Florida corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-3, File No. 333-62953 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") relating to the resale by the holders thereof of up to 8,708,052 shares of common stock, par value $.007 per share (the "Common Stock" or the "Securities"). The Securities are to be issued by the Company (i) upon conversion of the Company's Series F Preferred Stock, par value $10.00 per share (the "Series F Preferred Stock") of the Company,
(ii) as payment of accrued dividends (and dividends to become due), in lieu of cash, to holders of the Series F Preferred Stock and (iii) upon issuance of certain warrants.


     We have examined the Articles of Incorporation, as amended, and Bylaws of the Company, the Designation of Preferences for the Series F Preferred Stock, the minutes of various meetings and consents of the Board of Directors of the Company, forms of certificates representing the Securities, originals or copies of all such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed herein. In connection with the preparation of this opinion, we have reviewed such questions of law as we have deemed necessary.


     We are of the opinion that the 8,708,052 shares of Common Stock (including those shares to be issued by the Company pursuant to dividends to become payable on the Series F Preferred Stock) have been duly authorized and reserved for issuance and, when such shares of Series F Preferred Stock are converted, such warrants are exercised, or such dividends are declared and such shares of Common Stock are issued all in accordance with the terms of the Designation of Preferences governing the Series F Preferred Stock, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to be named in the Registration Statement and the
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Board of Directors
I-Link Incorporated

December 4, 1998

Page 2

prospectus contained therein as attorneys who have passed upon legal matters in connection with the offering of the securities described therein under the caption "Legal Matters." We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

                                   De Martino Finkelstein Rosen & Virga


                                   By:    s/ Ralph V. De Martino
                                        Ralph V. De Martino, a Principal

cc:  David E. Hardy, Esquire





















































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